Exhibit 4.1
Articles of Amendment
Filed pursuant to 7-90-301, et seq. and 7-110-106 of the Colorado Revised Statutes(C.R.S.)

ID number                                           20071480966
Dated                                               February 28, 2013

1.	Entity name: WestMountain Index Advisor, Inc.

2.	New Entity name: WestMountain Gold, Inc.

3.	Use of Restricted words	"bank" or "trust" or any derivative thereof
		“credit union”	"savings and loan”
“insurance”, “casualty”, “mutual”, or “surety”

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6.	If the corporation’s period of duration as amended is less than perpetual, state the date on which the period of duration expires:

(mm/dd/yyyy)
or

If the corporation’s period of duration as amended is perpetual, mark this box:

7.	(Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:
Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual’s act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8.	Name(s) and Address(es) of the
Individual(s) causing the document
	to be delivered for filing:	James Biagi, Jr.
701 Fifth Avenue
Suite 2800
Seattle, WA 98104
United States

(The document need not state the true name and address of more than one individual.  However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box ___ and include an attachment stating the name and address of such individuals.)

Disclaimer:
This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty.  While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form.  Questions should be addressed to the user’s attorney.